UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 9, 2019

VIPER ENERGY PARTNERS LP

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36505	46-5001985
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

500 West Texas
Suite 1200
Midland, Texas		79701
(Address of principal executive offices)		(Zip code)

(432) 221-7400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units	VNOM	Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.02.	Unregistered Sales of Equity Securities.

On September 9, 2019, Viper Energy Partners LP (“Viper”) and Viper Energy Partners LLC (the “Operating Company”) entered into a definitive purchase and sale agreement (the “Purchase and Sale Agreement”) with Santa Elena Minerals, LP, an unrelated third-party seller (the “Seller”), providing for an acquisition by Viper of certain mineral and royalty interests from the Seller (the “Pending Acquisition”), which assets will be immediately contributed by Viper to the Operating Company at closing of the Pending Acquisition. The assets being acquired in the Pending Acquisition represent approximately 1,358 net royalty acres across the Midland Basin, primarily operated by Viper’s parent Diamondback Energy, Inc. in Glasscock and Martin counties, have an average net royalty interest of approximately 5.6% and had an estimated average daily production of approximately 1,400 BOE/d during the second quarter ended June 30, 2019 (the “Assets”). The Pending Acquisition is expected to close in the fourth quarter of 2019, subject to the completion of due diligence and the satisfaction of customary closing conditions, and will have an effective date of October 1, 2019.

At closing, Viper will issue to the Seller common units representing limited partner interests in Viper (the “Common Units”) as consideration for the Assets, and the Operating Company will issue to Viper new units of the Operating Company, in each case in a number equal to the quotient of (a) $150 million (as adjusted pursuant to the Purchase and Sale Agreement) divided by (b) $29.02, which represents the volume weighted average sale prices as traded on Nasdaq of the Common Units calculated for the five trading day period ended on September 5, 2019. Assuming no adjustments to the purchase price, the Seller would receive approximately 5.2 million Common Units. With respect to the Common Units it receives under the Purchase and Sale Agreement, the Seller has agreed to waive its right to receive any distributions for which the record date falls in the fourth quarter of 2019.

The Common Units described in this Item 3.02 will be issued in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(a)(2) of the Securities Act as sales by an issuer not involving any public offering.

Under the Purchase and Sale Agreement, Viper granted to the Seller certain piggyback registration rights whereby, during the period beginning on the closing date of the Pending Acquisition and ending on the 180th day after such closing date (the “Restricted Period”), the Seller will have the opportunity to include Common Units acquired by it in the Pending Acquisition (not to exceed an amount equal to 33% of Common Units to be sold by Viper) in any registered offering to the public of Common Units under the Securities Act that Viper conducts using a form of registration statement permitting the registration for resale of the Seller’s Common Units (a “Piggyback Offering”). The Seller’s ability to participate in a Piggyback Offering is subject to its agreement to become a party to, and to comply with its obligations under, the applicable underwriting or similar agreement and to make customary representations, warranties, covenants and agreements, as maybe required by the managing underwriter(s) in connection with any such Piggyback Offering. The Seller’s piggyback rights are also subject to the requirement to cooperate with Viper and to provide the requisite information in connection with any Piggyback Offering, as well as its obligation to comply with all applicable securities laws. The Seller will bear all underwriting discounts, selling commissions, stock transfer taxes as well as all expenses incurred by it in any such Piggyback Offering.

Under the Purchase and Sale Agreement, the Seller has agreed that during the Restricted Period it will not engage in any sale or other transfer, pledging, hedging and certain other transactions in Common Units acquired by the Seller in the Pending Acquisition, except for any resales by the Seller in a Piggyback Offering and in certain other limited circumstances.

Item 7.01.	Regulation FD Disclosure.

On September 13, 2019, Viper issued a press release regarding the Pending Acquisition described in Item 3.02 of this Current Report on Form 8-K. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

In accordance with General Instruction B.2 of Form 8-K, the information furnished under Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is deemed to be “furnished” and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information and Exhibits be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act.

Item 9.01.	Financial Statements and Exhibits.

Exhibits

Number	Exhibit

99.1	Press release dated September 13, 2019, entitled “Viper Energy Partners LP, a subsidiary of Diamondback Energy, Inc., Announces All-Equity Acquisition.”

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIPER ENERGY PARTNERS LP

	By:	Viper Energy Partners GP LLC, its general partner

Date: September 13, 2019

	By:	/s/ Teresa L. Dick
	Name:	Teresa L. Dick
	Title:	Chief Financial Officer, Executive Vice President and Assistant Secretary